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Adverum Announces Board Slate for 2021 Annual Meeting and

Reiterates Commitment to Stockholder Value Creation

Responds to Intent to Nominate Directors from Sonic Fund

Sonic’s Attempt to Control the Board Not in the Best Interests of Adverum or the Company’s Stockholders

REDWOOD CITY, Calif., March 17, 2021 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage gene therapy company targeting unmet medical needs in ocular and rare diseases, today announced that its Board of Directors is expected to nominate a Board slate consisting of three independent directors – Dawn Svoronos, Reed Tuckson, M.D. and Tom Woiwode, Ph.D. – for reelection at the 2021 Annual Meeting of Stockholders as Class I directors with terms expiring in 2024. Following the 2021 Annual Meeting, Adverum will have a continuing Board of nine directors who bring extensive biotechnology healthcare expertise across R&D, clinical development and regulatory affairs, and commercialization, as well as deep leadership, operational and financial acumen. The date of the Annual Meeting will be shared in the 2021 proxy statement.

Adverum issued the following statement:

World-Class Board and Leadership Team to Drive Adverum Forward

The Board is comprised of independent-minded, diverse and highly experienced directors with expertise directly relevant to Adverum. All of our directors are highly engaged and take seriously their responsibility to provide close oversight of our strategic plan and hold our leadership team accountable, as demonstrated by the significant progress we have made towards commercialization.

The Adverum Board is also committed to ongoing refreshment to ensure its composition is best-in-class and diverse as Adverum makes progress on its path to becoming a late-stage, commercial-ready gene therapy company with the potential to provide a one-time treatment for two of the leading causes of blindness worldwide. In the last two years, the Board has appointed seven new non-employee directors, three in May 2019 and four thereafter, including Ms. Svoronos and Dr. Tuckson in December 2020 and February 2021, respectively. These new directors have significant global commercialization, policy and managed care expertise – which are key skillsets that will be invaluable as we navigate upcoming milestones, including the potential future commercialization of the first mass market gene therapy product.

Ms. Svoronos has three decades of global biopharmaceutical industry experience, spanning the United States, Canada, Europe, and Asia, gained during her over two-decade career at Merck & Co. Ms. Svoronos also serves on the Board of four companies, including Global Blood Therapeutics, Inc., and PTC Therapeutics. Dr. Tuckson brings extensive policy knowledge from his experience in multiple facets of the healthcare industry, including a 13-year tenure in senior leadership positions at UnitedHealth Group, where he served as chief of medical affairs. Dr. Woiwode, an Adverum director since 2016, has been with Versant Ventures since 2002, serving as a venture partner since 2008 and a managing director since 2014. Versant Ventures is a significant stockholder of Adverum. Dr. Woiwode also serves as a director at Aligos Therapeutics, Inc., Gritstone Oncology, Inc. and Passage BIO, Inc.

Since appointing Laurent Fischer, M.D., as our CEO in June 2020, we have built a strong leadership team to drive Adverum’s continued success, including naming Leone Patterson as our president and Chief Financial Officer, and Christopher DeRespino as our new Chief Business Officer. We also look forward to announcing our new Chief Scientific Officer who plans to join Adverum in the second quarter. The Board is confident that Dr. Fischer, along with Adverum’s deep bench of talented leaders, are uniquely positioned to execute Adverum’s strategy and drive long-term value for our stockholders. In addition, Adverum is conducting a comprehensive search process to identify Adverum’s next Chief Medical Officer, following the planned departure of the current Chief Medical Officer, Aaron Osborne, MBBS.

Accelerating Towards Commercialization

Adverum has made great strides in advancing ADVM-022. Based on the results in our OPTIC trial to date and our constructive discussion with the U.S. Food and Drug Administration, we are accelerating our clinical development program for ADVM-022 by conducting two global Phase 3 trials in wet age-related macular degeneration (AMD) to initiate in parallel in the fourth quarter of 2021. This supports shortened timelines and a clear path for Biologics License Application submission in 2024. We are working with the top retinal specialists in the field as we conduct clinical trials for ADVM-022 in wet AMD and diabetic macular edema (DME).

Earlier this year, Adverum announced the completion of patient enrollment for the INFINITY Phase 2 trial for ADVM-022 for DME in under six months in the midst of the COVID-19 pandemic, and we expect to present clinical data from the trial in the second half of 2021.

Furthermore, in January 2021, we announced our investment in a new state-of-the-art Good Manufacturing Practices commercial facility in Durham, North Carolina, which is expected to be production-ready by the end of 2023. This facility capitalizes on our internal AAV-gene therapy manufacturing expertise while providing security and flexibility as we move forward to supply large markets around the world.

To date, we have seen favorable efficacy and safety profiles for ADVM-022. In the OPTIC clinical trial, patients who received 2 x 10^11 vg/eye of ADVM-022 experienced an 85% reduction in annualized anti-VEGF injections and two-thirds remained supplemental anti-VEGF injection free with median follow up of 48 weeks.

The safety of patients is our top priority. While data shows that ADVM-022 continues to be well tolerated with ocular cell grades and steroid eye drop use decreasing over time, we have convened multiple advisory boards of experts to optimize the prophylaxis regimen and are following our advisors’ recommendations. We are committed to pursuing multiple paths to improve results with respect to inflammation given the treatment durability observed beyond two years in patients who received a single injection of ADVM-022. We will present long-term OPTIC data, including one-year data from Cohort 3 (2 x 10^11 vg/eye), in the second quarter of 2021.

Adverum maintains a disciplined approach to capital allocation and will continue to carefully assess financing needs moving forward. The most recent financing effort was timed to help Adverum advance ADVM-022 toward our first pivotal clinical trials and begin building our manufacturing capabilities. There are great opportunities ahead for ADVM-022 and for Adverum as a company, and we are pleased Adverum has the financial resources it needs to move forward without delays.

With the continued positive data, an industry-leading team with significant expertise, and a well-financed organization supporting global Phase 3 trials, we remain laser-focused on accelerating the development and future commercial launch plans for ADVM-022.

Engagement with Sonic Fund

Adverum also today announced that The Sonic Fund II, L.P. (“Sonic”), which has reported holding shares representing approximately 5.3% of our outstanding stock, has stated its intent to nominate five director candidates to stand for election at Adverum’s 2021 Annual Meeting.

Over the past several years, we have maintained an active dialogue with Sonic to hear its views and share ours, including working collaboratively with Sonic in May of 2019 to identify and appoint two new directors to our Board. In our conversations, we have reiterated our openness to evaluating suggestions from all stockholders to drive long-term value creation as we accelerate the development and future commercial launch plans for ADVM-022.

Given the positive action and progress underway, as well as the strong and significantly refreshed Board and leadership team in place, we are disappointed Sonic has threatened to launch a distracting, costly and unnecessary proxy contest. Sonic’s proposed nominees, if elected, together with its two nominees appointed in 2019, would constitute more than half of the Board. We do not believe giving a 5% stockholder control of the Board is in the best interest of our stockholders, our patients or any of our other stakeholders.

Adverum will present the Board’s nominations in its proxy statement, which will be filed with the U.S. Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2021 Annual Meeting. Adverum stockholders are not required to take any action at this time.

Advisors

Cooley LLP and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal advisors to Adverum.

Sonic Fund Letter

Adverum released the following letter Sonic delivered to Adverum on March 15, 2021. The full text of the letter follows:

March 15, 2021

Patrick Machado, Board Chair

c/o Peter Soparkar, Corporate Secretary

Adverum Biotechnologies, Inc.

800 Saginaw Drive

Redwood City, CA 94063

Dear Pat:

The Sonic Fund II, L.P. intends to nominate five exceptionally well-qualified director candidates to the Adverum Board. To that end, the below attachments, including the letter addressed to you, will be filed in conjunction with Sonic’s 13D filing, currently planned for March 18, 2021.

As you know, we are completely transparent. We do not bluff. We are fully prepared to exercise our right as an aggrieved and long-suffering shareholder to bring real director choice to our fellow shareholders after the last two years of mismanagement and inadequate Board oversight. However, we believe it will better serve the long-term interests of the company, the departing directors, and the remaining directors to avoid an unnecessary, acrimonious, public spat against our clearly superior nominees. Therefore, our lawyers at Kleinberg Kaplan will reach out to your external counsel at Cooley to see if there is a possibility of a private settlement. Note that time is of the essence as Sonic must abide by SEC filing deadlines.

Sincerely,

/s/ Lawrence Kam

Lawrence Kam

General Partner, The Sonic Fund II, L.P.

March 18, 2021

Patrick Machado, Board Chair

c/o Peter Soparkar, Corporate Secretary

Adverum Biotechnologies, Inc.

800 Saginaw Drive

Redwood City, CA 94063

Dear Pat:

Since 2018, The Sonic Fund II, L.P. (“Sonic”) has been a steadfast believer in the blockbuster potential of Adverum’s gene therapy for wet AMD. As you know, Sonic has discretely and cooperatively endeavored to assist the company in enhancing its standing in the marketplace, identifying management and Board talent, and sharing strategic advice in a cooperative fashion.

Over the last two years, we have grown increasingly dismayed at the company’s lack of progress in addressing significant management and operational deficiencies. Sonic suspects that these concerns are shared by many other investors, sell-side analysts, retinal surgeons, and other stakeholders. The root causes of these failures are abysmal corporate governance and failed Board oversight, which must be rectified immediately.

To this end, we have sought out five exceptionally well-qualified director nominees. They are a veritable Dream Team, some of the most talented drug development, gene therapy, and ophthalmology professionals extant. They will demand accountability from management and remedy the problems the current Board is unwilling or unable to address. It is unfortunate that the Board, feckless in dealing with out-of control management, somehow believes it is in shareholders’ interests to eschew negotiating with a proven and long-standing investor, thereby forcing public action for the good of all shareholders. If this were a tech company, would you refuse to seat the equivalent of Bill Gates, Larry Page, and Jeff Bezos?

Sonic is committed to delivering the spectacular returns that long-suffering shareholders of Adverum deserve, which necessitates a dramatic upgrade to the company’s governance. We regret that such a sweeping measure is required, but we expect directors to perform their fiduciary duty. As currently configured, the Board has plainly and repeatedly failed. It is time for a change.

Sincerely,

/s/ Lawrence Kam

Lawrence Kam

General Partner, The Sonic Fund II, L.P.

Adverum Board Failures

Governance Failure 1 – Awful Shareholder Returns

The most overt and objective measure of corporate governance is the equity return to shareholders. On this yardstick, Adverum has failed miserably. Since the beginning of 2020, Adverum’s performance has lagged the Russell 2000, the Nasdaq Biotechnology Index, and a peer group of related ocular drug development companies. Since CEO Laurent Fischer’s hiring on June 15, 2020, the underperformance has been devastating. In a period of wild market exuberance, Adverum’s stock price has been more than cut in half. The enterprise value of the company was $1.6 billion when Dr. Fischer joined; it was under $630 million at the last reported quarter. There are specific reasons why Adverum is a sinking ship in a rising tide, and shareholders recognize that the Board is fully responsible for those reasons.

Governance Failure 2 – How Not to Deal with Inflammation

Without question, the primary reason for Adverum’s depressed market value is the company’s refusal to adequately address the ocular inflammation caused by ADVM-022, its gene therapy treatment for wet AMD. All gene therapies elicit an immune response, and pre-clinical studies for intravitreal gene therapy done by Adverum and others accurately foretold the resulting inflammation that would occur when tested in humans.

Thus, on September 12, 2019, when Adverum reported the promising results of its ADVM-022 trial for the first time, the company should have been prepared to discuss how it intended to mitigate the inflammation that was seen. Instead, the company botched the presentation. The CEO at the time, Leone Patterson, was insufficiently persuasive and the stock dropped by more than half.

Realizing management lacked a coherent rehabilitation strategy, Sonic privately sent an action plan to the Board several days later (Appendix A). Sonic’s plan advocated for an immediate, vigorous, transparent defense leading up to a full-day investor event, concurrent with the AAO Annual Meeting the following month.

Adverum paid lip service to the outlines of the Sonic plan in a flimsy, lackadaisical manner. While Sonic called for an immediate response, the company stayed silent for a full month. While Sonic called for a full-day teach-in, the company mustered an hour-long presentation. While Sonic called for twenty retinal experts, the company delivered three.

Tellingly, the company completely ignored Sonic’s advice to address the inflammation concerns in a comprehensive manner. Rather than fully characterizing the inflammatory response and testing alternative prophylactic regimens, the company doubled down on topical steroid drops as offering the best solution. Well, of course, it is the best (and only) solution, if you stubbornly refuse to consider anything else!

Nonetheless, the stock staged an ephemeral recovery. By the spring of 2020, Adverum stock had reached the mid-20s, a level it had not seen for many years. This provided false comfort that the company had adequately addressed market misgivings and that its stumbles had been left behind. At the same time, competing products Beovu and Abicipar pegol were contending with their own elevated risks of ocular inflammation, with some cases severe enough to be vision-threatening.

Ms. Patterson’s mismanagement in September 2019 laid bare that she was never qualified to be CEO. Having lost confidence in her leadership, the Board basically ran the company in her stead, while quietly soliciting her replacement. After months of delay, directors must have felt proud of themselves when Laurent Fischer was finally named CEO on June 15, 2020. Reputed to be a capable turnaround artist, Dr. Fischer has instead charted a course of passivity, financial and scientific mismanagement, and shareholder disappointment.

On June 26, 2020, the FDA refused to approve Allergan’s Abicipar pegol, noting that “the rate of intraocular inflammation observed following administration of Abicipar pegol 2mg/0.05 mL results in an unfavorable benefit risk ratio in the treatment of neovascular (wet) age-related macular degeneration (AMD).”1 Skeptics immediately and predictably drew parallels to ADVM-022, and Adverum stock began a long descent from which it has yet to recover. A former Allergan executive, Dr. Fischer was well aware of the inflammation concerns surrounding Abicipar pegol. As the new CEO, Dr. Fischer had the opportunity to reframe and refocus Adverum to thoroughly scrutinize the safety profile of ADVM-022 and to explore additional ways to mitigate the inflammation. Unfortunately, Dr. Fischer repeated his predecessor’s mistake and undertook to do nothing materially different. Well, almost nothing different.

[1]	https://news.abbvie.com/news/press-releases/allergan-an-abbvie-company-and-molecular-partners-receive-complete-response-letterfrom- fda-on-biologics-license-application-for-abicipar-pegol.htm

Contrary to the time-tested industry practice of presenting significant new data at scientific conferences, Adverum did a data dump on its second quarter earnings call on August 10, 2020. While the company characterized this aberrational approach as “positive interim data,” suspicious market participants sent the stock reeling, falling 17% the following day. Unbowed by this reaction, Adverum recklessly announced a $200 million secondary offering, driving the stock further downward. The inept financing was finally completed at $13 a share, roughly half of where the stock stood when Dr. Fischer joined the company.

In a paltry two months, Dr. Fischer oversaw the value destruction that it took Ms. Patterson a full year to achieve: presiding over a halving of Adverum’s stock price. Consistent with its ongoing pattern of trying to work cooperatively behind the scenes, Sonic sent another private letter to Adverum’s CEO and the Board (Appendix B), reiterating the same advice that we had informally delivered numerous times: improve communications; investigate methods to control the inflammation better.

In several conversations, Dr. Fischer averred that he shared Sonic’s concerns and that his top priority was dealing with the inflammation issue. Despite his repeated assurances, nothing has been done to date. Investors deserve much better than unfulfilled promises.

The Board has likewise indicated that this is an area of significant focus and concern. Predictably, the Board has exercised no discipline to ensure such pledges are met with action, despite several intervening Board meetings. This is a profound governance breakdown.

Governance Failure 3 – Wait, There Are More Unfulfilled Promises?

Sonic first spoke with Dr. Fischer several days after he joined Adverum as CEO. Although the FDA rejection of Abicipar pegol had yet to occur, Dr. Fischer correctly noted that concerns over inflammation had weighed on Adverum’s valuation. He suggested that improving Adverum’s perception in the marketplace was low-hanging fruit. Sonic asked for his corporate priorities and realistic milestones to judge his performance. Dr. Fischer offered the following goals: the hiring of a Chief Scientific Officer, addressing the inflammation problem, and holding an Investor Day to describe the preclinical pipeline and report on the progress with inflammation. All three should occur by the first quarter of 2021, Dr. Fischer assured.

In subsequent calls, the most recent of which occurred in January 2021, Dr. Fischer reaffirmed these goals and timeline. As the first quarter of 2021 nears its end, it is painfully obvious that Dr. Fischer has not met any of the goals he set for himself. From what Sonic can discern, the near universal view among major shareholders is that Dr. Fischer’s singular achievement has been to pulverize the stock price and not much else.

In early September 2020, concerned at the precipitous decline in Adverum’s value, Sonic requested a thorough discussion with Dr. Fischer on how he was addressing inflammation. Dr. Fischer remarked that he had numerous conversations with experts and believed there were several viable prophylactic treatment options. Sonic noted that CMO Aaron Osborne had previously mishandled both the communications and the requisite research on this issue. Dr. Fischer denigrated Dr. Osborne’s lack of research expertise and asserted that he would personally lead this effort, as it was his top priority.

Sonic inquired how we could help. Dr. Fischer asked if there were any experts he should talk to. In response, Sonic introduced Dr. Fischer to a top physician scientist at Harvard, one of the very few people in the world who has researched ocular inflammation caused by intravitreal gene therapy in non-human primates. Dr. Fischer held a perfunctory call with this researcher and said Adverum’s CSO would follow up. Adverum did not have a CSO at the time nor now. Unsurprisingly, no one at Adverum ever contacted this researcher again.

In a subsequent conversation with Sonic, Dr. Fischer made the unbelievable assertion that he did not think his team could learn anything from monkeys and suggested the company would move directly to testing alternative prophylactic regimes in humans. Sonic notes that all the ocular inflammation seen in humans was wholly foretold in non-human primate studies. In any case, Adverum did not initiate any inflammation studies, in either monkeys or humans.

Perhaps Dr. Fischer had other priorities. Dr. Fischer enjoyed his September and October in Italy, supervising the renovation of a recently purchased winery, instead of repairing the damage caused at Adverum. In his spare time, Dr. Fischer apparently enjoys virtue-signaling on Twitter, publicly telling people to wear masks. His personal Instagram shows no such expectation for his Italian friends, however. (Appendix C)

The Board apparently believes it is perfectly appropriate for the CEO to go on a two-month summer vacation merely three months after joining the company and one month after obliterating the stock price, all while failing to achieve any repeatedly articulated corporate objective. Sonic vehemently disagrees.

Dr. Fischer’s COVID-19 hypocrisy extends beyond mask-wearing. On March 13, 2021, he posted an Instagram story reporting himself to be “fully vaccinated.” (Appendix D) California vaccine eligibility guidelines suggest Dr. Fischer does not qualify under either phase 1A or 1B.2 Is the Board confident that they will not have to contend with a brewing public relations issue here? It is well known that some high-status people have abused their influence to jump the line. This is the unfortunate reality of unequal access, an issue that Dr. Fischer, virtue-signaling on Twitter again, claims to care deeply about. Sonic hopes Dr. Fischer practices what he preaches.

Governance Failure 4 – What Does It Take to Get Fired Around Here?

Conspicuously, shareholders of Adverum own their shares despite management, not because of them. Appropriate governance requires the Board to hold senior management accountable and to replace underachievers, as necessary. The Board has repeatedly neglected this crucial task.

Perhaps no one better exemplifies the Board’s ineptness than former CSO Mehdi Gasmi. Dr. Gasmi has a well-known anger management problem; his verbal abuse previously drove many talented people from the company. One would imagine a toxic temperament would be a disqualifying trait for promotion in the modern business and social climate. Yet, in November 2018, the Board cravenly acceded to Dr. Gasmi’s demand that he be made President. By August 2019, the Board realized its error, made a complete about-face, and forced Dr. Gasmi out. For any other company, that would be the end of it. For Adverum, though, Dr. Gasmi’s “retirement” was accompanied by an invitation to become a director. This Board had made him one of their own. How pathetically apt!

[2]	https://www.cdph.ca.gov/Programs/CID/DCDC/Pages/COVID-19/VaccineAllocationGuidelines.aspx

The person most responsible for Adverum’s inattentiveness on ocular inflammation is CMO Aaron Osborne. While not a gene therapy researcher nor a distinguished retinal surgeon, Dr. Osborne is the closest thing to a subject matter expert in the senior ranks at Adverum. His obstinance and inability to tackle this issue proves to shareholders that he is ill-suited for his position. Rather than honestly admit his professional limitations, Dr. Osborne has dealt with the problem by ignoring it. This ongoing error has been compounded by two successive CEOs electing to defend his bad judgment. Failing to overrule him is an extraordinary dereliction by the Board, as Dr. Osborne’s inadequacy is well known. In fact, Sonic has noted with interest disparaging comments about Dr. Osborne made by several directors and by the CEO. CMO Aaron Osborne is not well respected by Adverum employees, the retinal community, and Adverum shareholders. Why is his intransigence and long-running incompetence tolerated by the Board?

As noted, the Board had deemed Leone Patterson unfit to be CEO and found a replacement. Defenestrating a subpar CEO is an unpleasant but necessary duty. Typically, the CEO is fired or allowed to resign. But not at Adverum, where disgraced executives can always find another position. In this peculiar case, Adverum’s Board demoted Ms. Patterson to President and later added back the CFO role. Sonic scoured management literature and experts for the wisdom behind such a puzzling move but could not find any. In fact, such a scheme is highly discouraged: “[I]f you were the new CEO coming in, would you want the old one to still be there? If you married a divorced woman, would you want her ex to still be there?”3 Predictably, this arrangement has led to management tension at Adverum. President and CFO Leone Patterson is not well respected by Adverum employees, the retinal community, and Adverum shareholders. Her scientific and medical acumen has never been questioned for it is well known she has none. How could the Board possibly justify the foolish notion of keeping her around?

Within a couple months of being named CEO, Laurent Fischer has repeated the same mistakes that doomed Ms. Patterson’s term. Unlike Ms. Patterson, who at least diligently attempted to mend the resulting damage, Dr. Fischer decamped for a harvest season sabbatical at his Italian estate. This outrageous conduct elicited nary an objection from the Board, an obvious sign of extremely weak oversight. CEO Laurent Fischer is not well respected by Adverum employees, the retinal community, and Adverum shareholders. When will the Board admit that Dr. Fischer is completely lacking in credibility and that his tenure as CEO has been an utter failure?

CTO Angela Thedinga is the only member of Adverum senior management that is universally well regarded. Sonic knew she would be; that is why we recruited her.

Governance Failure 5 – Cronyism Definitely Welcomed Here

On November 2020, Adverum Chair Patrick Machado joined the board of Xenon Pharmaceuticals, on which Dawn Svoronos also serves. Ms. Svoronos became an Adverum director the following month. Ms. Svoronos has no drug development, ophthalmology, or gene

[3]	https://www.quora.com/Why-are-CEOs-generally-fired-rather-being-demoted therapy experience. She does even not have a degree in the biological sciences. Then again, Ms. Svoronos is a longtime crony of Mr. Machado, having served as director and chief commercial officer of Medivation, a company that Mr. Machado co-founded! Is this what the Board calls a fulsome process for identifying the best possible independent director? Incidentally, Ms. Svoronos worked for 23 years at Merck, according to her LinkedIn profile and various Internet biographies, not 25 years as Adverum sloppily claims.

Repeating this unfortunate pattern, Reed Tuckson became an Adverum director last month. Dr. Tuckson has no drug development, ophthalmology, or gene therapy experience. His one qualification appears to be that he serves on the board of CTI Biopharma, where Adverum CEO Laurent Fischer is the Chair. Is a chum of the CEO likely to hold him accountable for his failures?

Adverum’s Board has had enough trouble competently performing its fiduciary duties. It is problematic to add people whose main qualifications are they have director interlocks with the Chairman or CEO, yet completely lack appropriate expertise in relevant fields. Unsurprisingly, governance experts take a dim view on compromised appointments like these. That the Board recklessly forged ahead with these inapposite, disappointing candidates reveals its insular outlook and misplaced priorities. As the new directors go along to get along, shareholders are getting fleeced.

Conclusion

These serious abuses of Board discretion constitute more than isolated errors in judgment. They reflect a pattern of failed oversight and a breach of fiduciary duty to shareholders. This Board flouts accepted best practices in management and drug development, yet indulges in inexplicable, bizarre governance policies. Predictably, this has resulted in an unmitigated disaster. They have failed. The Board must be reconstituted.

BIOGRAPHIES OF THE NOMINEES

Jean Bennett, MD, PhD

Dr. Bennett is Professor of Ophthalmology and Cell and Developmental Biology and a Senior Investigator in the F. M. Kirby Center for Molecular Ophthalmology at the University of Pennsylvania School of Medicine. She also has an appointment as a Senior Investigator at the Center for Cellular and Molecular Therapeutics, The Children’s Hospital of Philadelphia (CHOP). Dr. Bennett’s research on gene therapy delivery of RPE65 led to the approval of Luxturna, the first gene therapy for a genetic disease approved by the FDA and the first approved gene therapy worldwide. Dr. Bennett is director of the Center for Advanced Retinal and Ocular Therapeutics at UPenn, co-founder of GenSight Biologics, Spark Therapeutics, and Limelight Bio, and member of the Scientific Advisory Boards at Akouos and Sparing Vision.

Jodi Cook, PhD

Dr. Cook has extensive experience in gene therapy development from initial research development through commercialization. She served as Head of Gene Therapy Strategy at PTC Therapeutics, Inc from 2018 until 2020. Prior to joining PTC Therapeutics, she was one of the founding members and Chief Operating Officer of Agilis Biotherapeutics, a clinical stage AAV gene therapy company, from 2013 until its acquisition by PTC in 2018. While at Agilis, she led the sale of the company to PTC Therapeutics in a deal that has represented significant value to all parties. She has more than 20 years of senior executive experience in the life-sciences industry and held leadership positions in several successful biotech start-up companies. Prior to her work in industry, Dr. Cook was an Assistant Professor at Arizona State University and Mayo Clinic, Rochester, MN. Dr. Cook currently serves as a director of Fennec Pharmaceuticals.

Pravin Dugel, MD

Dr. Dugel is Executive Vice President and Chief Strategy and Business Officer at Iveric Bio. He was previously Managing Partner, Retinal Consultants of Arizona and the Retinal Research Institute; Clinical Professor, USC Eye Institute, Keck School of Medicine, University of Southern California; and Founding Member, Spectra Eye Institute in Sun City, Arizona. He has authored more than 200 papers, 35 book chapters, and has been invited to lecture at several marquee medical meetings and to serve as a visiting professor at universities worldwide. Dr. Dugel is on the editorial board of several major medical journals. He is internationally recognized as a major clinical researcher and has been a principal investigator in over 100 multicenter clinical trials, including serving as lead investigator for the Phase 3 HAWK/HARRIER trials for Novartis’s Beovu. Dr. Dugel currently serves as a director of Aerpio Pharmaceuticals.

Bard Geesaman, MD, PhD

Dr. Geesaman was at the venture capital firm MPM Capital for over a decade before leaving in December 2018. His final position there was lead partner for the UBS Oncology Impact Fund, the firm’s largest fund. He has broad experience investing, operating and facilitating business development globally, including in Japan, China and Israel. Prior to joining MPM, Dr. Geesaman founded Catalyst Medical Solutions, a medical documentation and billing eHealth company in Boston where he served as the Chief Technology Officer through the company’s acquisition. After Catalyst, Dr. Geesaman joined Centagenetix, an MPM-founded company exploring the genetics of successful aging. In 2006, Dr. Geesaman joined MPM as a Venture Partner with a major focus on founding Solasia Pharmaceuticals, based in Tokyo, Japan which listed on the Tokyo Mothers exchange in March 2017. Dr. Geesaman was also the co-founder and a board member of MPM healthcare IT startup TriNetX (big data analytics for clinical trials) and three additional drug discovery companies. He is currently a founder and CEO of the drug discovery company Altissimo Therapeutics, Inc. Dr. Geesaman is passionate about innovation in health care, and in 2008 took a two-year sabbatical from MPM to do non-profit work in Los Angeles at the X-Prize Foundation, where he worked on alternative models for motivating life sciences innovation. Dr. Geesaman currently serves as a director of Chiasma.

Annahita Keravala, PhD

Dr. Keravala is Senior Vice President, Head of Gene Therapy at CODA Biotherapeutics. She brings more than two decades of experience in gene therapy using viral and non-viral vectors, with extensive expertise in discovering novel vector technologies and gene therapy drug development for ophthalmic, systemic, neurologic, and musculoskeletal diseases. Previously, Dr. Keravala was Associate Vice President, AAV Platform at Rocket Pharmaceuticals. At Rocket, she provided strategic, scientific, and operational leadership, and discovery research and preclinical development of the adeno-associated virus (AAV) programs, which culminated in a successful Investigational New Drug (IND) application for AAV gene therapy for Danon disease. Earlier, Dr. Keravala was Director at Adverum Biotechnologies, leading the Novel Vector Technology group to discover and optimize novel AAV vectors to support the company’s pipeline. Notably, she also led efforts around ADVM-022’s cassette identification and was deeply involved in the product’s early preclinical development for wet age-related macular degeneration.

APPENDIX A

Situation: After years of struggle and disappointment, on September 12, Adverum reported encouraging initial efficacy data on its gene therapy for wet AMD. While the data was supportive of the promise of a one-time treatment to replace the burden of regular anti-VEGF injections, skeptics on social media immediately developed an alternative narrative: that the drug produced zero rescue injections not because of its efficacy, but because the company forced that outcome by withholding treatment to needy patients.4 By the time the conference call started, the stock was already trading down significantly.

On the call, predictable and routine questions about inflammation and visual acuity were met with evasive responses, heightening the unease that management was hiding something. After the call, the stock continued trading down, eventually losing 50+% for the day. Clearly, such a reaction is more consistent with a trial failure than a trial success.

No company can expect such a harrowing loss to go unnoticed without multiple attempts to characterize what happened. The Motley Fool, not known for particularly sophisticated analysis, summed it up thusly: “The company characterized the clinical study as ‘positive.’ Investors clearly saw through the hype.”

Complication: In the past year, the company has made significant strides to upgrade its stature, capabilities and personnel. However, that has not been enough. The meme that “This is Avalanche all over again” is an exceptionally strong mental model, strong enough that it is apparently easier to believe the company is engaging in clinical trial misconduct and securities fraud rather than is capable of reporting legitimate success.

The company must defend its professionalism and integrity, uphold a more accurate comprehension of its clinical trial results, repair relations with key stakeholders, and guide forward its clinical program, all while management credibility is under serious question by investors.

The company must reverse the impression of hiding less favorable information and must go overboard in providing comprehensive data and interpretation. It needs to be thoroughly committed to fully address all questions, from the ridiculous to the more substantive. One thing is certain: the bar has been raised in terms of the level of detail the company must provide in answering questions and utilizing the most credible sources in providing that information.

The company must act within the norms expected of public companies similarly situated. Failure to do so raises red flags among observers, who analogize atypical behavior with deceitful intent.

Resolution: The company is under siege and it is imperative that the company FIGHT BACK AGGRESSIVELY. To not act is to passively acquiesce to the worst accusations. Every public company in this situation fights back. There is no other option.

[4]	For example, see: https://twitter.com/biotechinvstr/status/1172063118433931264

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The Immediate Response Call. The company needs to fully redress the disastrous September 12 call by having a more disclosive event. Every day the company does not address the issue, the wound festers. While clearly it takes a little time to prepare a detailed response, it is critical that misperceptions are corrected as quickly as possible. Unfortunately, the speakers on the September 12 call have lost all credibility. Therefore, it is important that the call be led by several top retina KOLs. I believe that people like Jeff Heier and David Boyer would have the requisite gravitas to be taken seriously.

The stonewalling over the patient-level BCVA data on the initial call makes it crucial that this information now be disclosed. Any less and concerns over data obfuscations will be magnified. However, investors are not retinal surgeons and will require context to understand this information. The treating physicians for the two patients with the worst BCVA volatility should be available to describe their actions and provide the relevant background for those decisions. This would be a powerful counter to the notion that the company is manipulating rescue injections.

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AAO Investor Day. Subsequent to the immediate response call, the company needs to have a full analyst day. Given the challenges facing the company, it would take something on the order of 20 retinal specialist KOLs endorsing ADVM-022 to fully rehabilitate the company. While it is logistically challenging to get so many in one place, they tend to congregate at several conferences throughout the year, one of which is AAO in San Francisco next month. This would be a timely opportunity to schedule a full-day investor teach-in.

The goal would be to provide interested analysts an opportunity to intimately understand ADVM-022 and how it would fit in its target market. To make things manageable, experts can be organized into panels of 4 or 5 people, with each panel focused on a particular topic, for example: Overview of wet AMD and the current standard of care, Understanding and interpreting BCVA and retinal scans, Managing inflammation, and The transformative potential of ADVM-022.

While the whole event should be webcast, physical attendees should be particularly well-treated, with free food and a reception afterwards. These are the type of events that serious ophthalmology companies hold regularly.

As Adverum transitions to larger trials, it will need the awareness and goodwill of more KOLs anyway. This is a perfect chance to expand the roster.

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Engaging the Investment Ecosystem. The company has a troubled relationship with Wall Street. It needs to more fully understand the role that buy-side and sell-side analysts play in the investment ecosystem and to treat them all with respect and courtesy. On the buy-side, some investors have complained that it can be hard to reach management. On the sell-side, I recently had a conversation of Gbola Amusa of Chardan, who is by far the most influential analyst in gene therapy. For months, I have been trying to convince Gbola to take the second look at Adverum and engender goodwill. However, Gbola told me the company canceled participation at a Chardan conference shortly after he published a negative note on the company and has locked him out of Q&A on investor calls.

Such retaliatory actions against analysts never work out well. Gbola mused that companies that act this way often have something to hide, and his experience is they often fail. My experience is the same. This a red flag that sophisticated companies avoid.

Despite his occasionally biting written commentary, I have always found Gbola to be a pleasant and intellectually honest fellow. But as a human being with human biases, he favors companies that treat him with deference and amity. I think that’s a universal truth. You catch more bees with honey.

•

New Cohorts. The company has suggested that a new cohort will soon be enrolled to test prophylactic topical steroid drops to manage inflammation better than the current oral regimen. While the rationale is fine, the company has apparently not tested oral vs topical steroids in non-human primates. Additionally, the scientific literature is exceedingly thin on the most effective steroid regimen to use in gene therapy settings.

Therefore, to position the company for the best possible chance of success in finding the optimal anti-inflammatory strategy, the company should enroll not one, but four, cohorts with different methods of controlling inflammation. For example, they could be: one month of oral steroids, two months of topical steroids, two months of cyclosporin drops (Restasis), and one simultaneous injection of dexamethasone intravitreal implant (Ozurdex). There is reason to believe each could be highly effective, but the only way to determine the best method is to experimentally test it.

These four cohorts could be enrolled simultaneously, so it would not result in undue delay in getting the answer. An additional benefit is that this would likely yield an additional 24 high-quality patient samples demonstrating the efficacy of ADVM-022, a number that would be highly convincing.

APPENDIX B

September 2, 2020

Laurent Fischer

Adverum Biotechnologies Dear Laurent:

September 12, 2019 was an extraordinary day in the history of Adverum. Releasing OPTIC data for the first time, management was ill-prepared to generate market confidence in the highly anticipated, thesis-confirming data. Instead, the data was received skeptically by the market, resulting in a devastating halving of the stock price. I sent the attached note to the company several days later, making two broad points:

1.	Appreciate the roles of Adverum’s various constituencies and communicate more effectively with them.

2.	Take the inflammation concerns with ADVM-022 seriously and figure out alternatives to successfully mitigate it.

Now, a year later and barely a couple months into your tenure, Adverum finds itself in a familiar place. Yet again, the stock has been ravaged by overwhelming, overweening skepticism and nonexistent company pushback. Worse, the company tactically erred in forcing through an enormous secondary in what must be the ugliest offering of the year. Is it any wonder that short sellers repeatedly harass such an easy and accommodating target?

The circumstances today are slightly different, but the solution remains the same. Indeed, the company has made considerable progress interacting with and attracting the investment community. Adverum is well-covered by a generally supportive sell-side community, the first time in years, and its shareholder list is packed with an enviable roster of top-tier biotech-focused funds. I have been told that the company has signed up a significant number of retinal KOLs, although there has been no outward evidence of this.

Nonetheless, there is more to constructive communications than reciting the same talking points again and again. It also requires soliciting and integrating feedback. No investor, research analyst, or retinal surgeon has said, “Hey, wouldn’t it be great if Adverum spent nine figures to build out manufacturing right about now? It would double the cash burn, but totally worth it!”

Which brings us to the second point: The central preoccupation of supporters and skeptics alike is whether there are treatment regimens that can control the inflammation better. Ozurdex and sub-Tenon Kenalog have frequently been mentioned, as well as some more esoteric options. It is obvious to everybody I have talked to that solving this problem should be Adverum’s immediate and top priority. To observers, it appears the company has not even bothered to consider the breadth of options available.

You did not join this company to be captive to the mistakes of prior management. You are clearly not responsible for the inadequate response they previously engineered. However, you must signal a clean break from past missteps. One way would be to hold bad decisionmakers accountable and to chart a new path with a new team — your team.

I remain supremely confident in the ultimate commercial prospects of ADVM-022. We are both deeply invested in your success, and I firmly believe you will lead us beyond old tragedies. We must acknowledge, however, that markets will provide you only limited time to sell your vision, before disillusioned investors demand a premature sale of the company. Time is short. I look forward to discussing your thoughts on these important matters.

Sincerely,

/s/ Lawrence Kam

Lawrence Kam

General Partner, The Sonic Fund II, L.P.

APPENDIX C

Laurent Fischer
@BiotechFischer

Wear a mask!

New confirmed cases of Covid-19 in South Dakota, North Dakota, Wisconsin, Montana, Wyoming and Idaho
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7:36 AM · Oct 27, 2020 · Twitter for iPhone

docdelmar
Lucca, Italy

46 likes

September 20

docdelmar
Lucca, Italy

63 likes

docdelmar Progress...

View all 10 comments

castellodiugento We are on our way!! 🥂

docdelmar @castellodiugento when are you back in Lucca???

September 24

docdelmar
Pura Vida - Forte dei Marmi

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docdelmar Business lunches are exhausting...

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October 2

No Spacing;Laurent Fischer @BiotechFischer Wear a mask! Eric TopolEricTopol - Oct 27 Of the top 6 US states by new confirmed infections, how many have a mask mandate? None. Montana has a partial one aarp.org/health/healthy... Show this thread new confirmed cam or Covid-19 in South Dakota North Dakota Wisconsin Montana Wyoming and Idaho docdelmar Lucca, Italy 46 likes docdelmar The master @_massimovitali_ in action, the selfie and the party mascot. Thank you Antonio and @shilpras for a lovely evening in Lucca September 20 docdelmar Pura Vida - Forte dei Marmi 51 likes docdelmar Business lunches are exhausting... View all 2 comments docdelmar Lucca. Italy 63 likes docdelmar Progress View all 10 comments castellodiugento We are on our way!! docdelmar @castellodiugento when are you back in Lucca??? September 24

APPENDIX D

TdUAVi8 bD FULLY VACCINATED MEETING AND HUGGING FRIENDS SOON TRAVELING AGAIN :JULY 4TH AROUND THE CORNER

About Adverum Biotechnologies

Adverum Biotechnologies (Nasdaq: ADVM) is a clinical-stage gene therapy company targeting unmet medical needs in serious ocular and rare diseases. Adverum is advancing the clinical development of its novel gene therapy candidate, ADVM-022, as a one-time, intravitreal injection for the treatment of patients with wet age-related macular degeneration and diabetic macular edema. For more information, please visit www.adverum.com.

Forward-looking Statements

Statements contained in this press release regarding the events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding: Adverum’s intentions to conduct two Phase 3 trials that will both initiate in the fourth quarter of 2021; Adverum’s anticipated Biologics License Application submission in 2024; the timing of receiving and presenting data from ongoing and planned trials; and Adverum’s expectations regarding when its Durham, North Carolina facility will be production-ready. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the time and cost of product candidate development and obtaining regulatory approval; the results of early clinical trials not always being predictive of future results; and the potential for future complications or side effects in connection with use of ADVM-022. Risks and uncertainties facing Adverum are described more fully in Adverum’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent filings with the SEC under the heading “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Important Information

Adverum Biotechnologies, Inc. (the “Company”) intends to file a proxy statement and associated WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). Details concerning the nominees of the Company’s Board of Directors for election at the 2021 Annual Meeting will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain a copy of the relevant documents filed by the Company with the SEC, including the definitive proxy statement, when it becomes available, free of charge by visiting the SEC’s website, www.sec.gov. Investors and stockholders can also obtain, without charge, a copy of the definitive proxy statement, when available, and other relevant filed documents at https://investors.adverum.com/financial-statements-and-sec-filings/sec-filings.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from stockholders in respect of the 2021 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021, and the Company’s definitive proxy statement for the 2020 Annual Meeting of Stockholders, filed with the SEC on April 28, 2020. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in (or are not set forth in) the proxy statement for the 2020 Annual Meeting of Stockholders, such changes (or initial ownership information and subsequent changes) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

Investor Relations Contact

Myesha Lacy

Vice President, Investor Relations and Corporate Communications

Adverum Biotechnologies, Inc.

T: 650-649-1257

E: mlacy@adverum.com

Or

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf

T: 212-750-5833

Media Contact

Andrea Cohen

Sam Brown Inc.

T: 917-209-7163

E: andreacohen@sambrown.com

Or

Joele Frank, Wilkinson Brimmer Katcher

Matt Sherman / Dan Moore

T: 212-355-4449